UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 23, 2011

BROOKLYN FEDERAL BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Federal	000-51208	20-2659598
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

81 Court Street, Brooklyn, NY	11201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                     (718) 855-8500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(b)           Brooklyn Federal Bancorp, Inc., (the “Company”), the holding company of Brooklyn Federal Savings Bank (the “Bank”), announces the resignation of Richard A. Kielty as President and Chief Executive Officer of the Company, the Bank, and BFS Bancorp, MHC (the “MHC”), effective May 23, 2011.  Mr. Kielty served as President and Chief Executive Officer of the Bank since 2009 and had been employed at the Bank since 1970.

(c)           The Company announces that Gregg J. Wagner was appointed as President and Chief Executive Officer of the Company, the Bank and the MHC.  The Office of Thrift Supervision approved the appointment of Mr. Wagner on May 18, 2011, pending a final background check.  Mr. Wagner is a Certified Public Accountant with 29 years of community banking experience. From 2008 through 2010, Mr. Wagner was President and Chief Executive Officer of Allegiance Bank of North America, located in Bala Cynwyd, Pennsylvania. From 2007 through 2008, Mr. Wagner was Chief Financial Officer at Royal Bank of America, Narberth, Pennsylvania. From 1994 through 2006, Mr. Wagner was employed as an executive officer of Harleysville National Corporation and served as President and Chief Executive Officer from 2005 through 2006.

The initial base salary for Mr. Wagner is $25,000 per month, with a monthly housing allowance of up to $5,000 and an automobile allowance.  In addition, the Bank will seek the approval of the Office of Thrift Supervision to provide Mr. Wagner with a severance agreement under which the Bank will pay up to three months of base salary in the event of an involuntary termination for any reason other than termination for cause.

Item 9.01.                      Financial Statements and Exhibits.

(a)	Exhibits.

99.1	Press release dated May 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROOKLYN FEDERAL BANCORP, INC.
DATE: May 27, 2011	By:	/s/ Gregg J. Wagner
Gregg J. Wagner
President and Chief Financial Officer